33 Preferred Stock Purchase Agreement-March 31, 2006
KOLORFUSION INTERNATIONAL, INC.
PREFERRED STOCK SERIES [C-1]
Preferred Shares 1,076,923, which can be converted to 5,384,615 common shares
“SECURITIES PURCHASE AGREEMENT”
     (f) This document represents the SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated March 31, 2006 by and between Kolorfusion International, Inc. (the “Company”), and Reginald D. Fowler or his designee (the “Purchaser”).
     (g) The Company agrees to sell to the Purchaser, and the Purchaser agrees to buy from the Company, on the terms and subject to the conditions set forth in this Agreement, 1,076,923 shares of the Company’s Series [C-1] Convertible Preferred Stock, $.001 par value, (the “Preferred Shares”), which shares will be convertible pursuant to the terms of this Agreement into shares (the “Conversion Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”) as provided in this Agreement. The Preferred Shares and the Conversion Shares are collectively referred to herein as the “Securities”.
     (h) The sale of the Securities by the Company hereunder will be effected in reliance upon an exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”) as promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
     (i) The Company has authorized the issuance of 1,076,923 Preferred Shares with the rights, preferences, and other terms set forth in this Agreement and Exhibit A- Preferred Series C-1 Terms and Conditions.
     (j) The Company and the Purchaser hereby agree as follows:

(f) 1. GENERAL TERMS
     a. 1.1 Agreement to Purchase and Sell. Purchaser hereby agrees to purchase 1,076,923 Preferred Shares underlying this Agreement from the Company, subject to the terms and the satisfaction or waiver of the conditions set forth in this Agreement. The Purchaser shall purchase the Preferred Shares in the amounts and on the dates set forth in this Agreement’s Exhibit A. This Agreement shall act as the certificate of ownership to such Preferred Shares upon Closing.
     b. 1.2 Accredited Investor. The Purchaser is an accredited investor as that term is defined in Rule 501 of Regulation D, and is acquiring the Securities solely for his own account as a principal and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act; provided, however, that in making such representation, the Purchaser does not agree to hold any Securities for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Securities at any time in accordance with the provisions of this Agreement and with Federal and state securities laws applicable to such sale, transfer or disposition.
     c. 1.3 Information. The Company has provided the Purchaser with information regarding the business, operations and financial condition of the Company, and has granted to the Purchaser the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Securities. Neither such information nor any other investigation conducted by the Purchaser or any of its representatives shall modify, amend or otherwise affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement. The Purchaser shall have a continued opportunity throughout the course of his beneficial ownership of the Securities to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Securities.
     d. 1.4 Limitations on Disposition. The Purchaser acknowledges that the Securities have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act unless pursuant to an exemption. If the Purchaser decides to sell all or a portion of the Preferred Shares, the Purchaser shall give the Company thirty (30) days written notice of his intent to sell, so that the Company may elect to redeem such shares prior to the sale and transfer by the Purchaser; since the Company is entitled to such redemption pursuant to the terms of this Agreement’s Exhibit A. If the Company elects to redeem the Preferred Shares pursuant to this Section 1.4 and Exhibit A, the Company must provide the Purchaser written notice within fifteen (15) days of the Purchaser’s notice of his intent to sell.
     e. 1.5 Legend. The Purchaser understands that the certificates representing the Securities may bear at issuance a restrictive legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.”
     (k) Notwithstanding the foregoing, it is agreed that, as long as (i) the resale or transfer (including without limitation a pledge) of such Securities is registered pursuant to an effective registration statement and the Purchaser represents in writing to the Company that such Securities have been or are being sold pursuant to such registration statement; (ii) such Securities have been publicly sold pursuant to Rule 144 (“Rule 144”) and the Purchaser has delivered to the Company customary Rule 144 broker’s and seller’s representation letters; or (iii) such Securities can be publicly sold pursuant to Rule 144(k) under the Securities Act, such Securities shall be issued without any legend or other restrictive language and, with respect to the certificates upon which such legend is stamped, the Company shall issue new certificates without such legend to the holder promptly upon request.
     f. 1.6 Acknowledgement of Dilution. The Company acknowledges that the issuance of the Conversion Shares may result in substantial dilution to the holders of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions.
     g. 1.7 Acknowledgment Regarding the Buyer’s Purchase of Preferred Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of arm’s length purchaser with respect to the transactions contemplated herein. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the transactions contemplated herein and any advice given by the Purchaser or any of his respective representatives or agents in connection with the transactions contemplated here is merely incidental to the Purchaser’s purchase of the Securities. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement has been based solely on an independent evaluation by the Company and its representatives.
(g) 2. COVENANTS OF THE COMPANY
     a. 2.1 Corporate Existence. The Company shall, so long as the Purchaser or any affiliate of the Purchaser beneficially owns any Securities, maintain its corporate existence in good standing under the jurisdiction of its incorporation and shall pay all taxes owed by it when due except for taxes which the Company reasonably disputes.
     b. 2.2 Provision of Information. The Company shall, so long as the Purchaser or any affiliate of the Purchaser beneficially owns any Securities, provide the Purchaser with copies of all materials sent to stockholders, in each such case at the same time that it mails such materials to its stockholders.
     c. 2.3 Reporting Status. As long as the Purchaser or any affiliate of the Purchaser beneficially owns any Securities and until the date on which any of the foregoing may be sold to the public pursuant to Rule 144(k) (or any successor rule or regulation), (i) the Company shall timely file with the Commission all reports required to be so filed pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) the Company shall not terminate its status as an issuer required by the Exchange Act to file reports there under even if the Exchange Act or the rules or regulations there under would permit such termination.
     d. 2.4 Reservation of Common Stock. The Company shall at all times have authorized and reserved for issuance to the Purchaser a sufficient number of Conversion Shares, free from any preemptive rights, equal to the maximum number of Conversion Shares to be issued pursuant to this Agreement.
     e. 2.5 Dilutive Effect. The Company acknowledges its absolute and unconditional obligation to issue, and covenants to issue, Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement regardless of the dilutive effect that such issuance may have on the ownership interest of other stockholders of the Company.
     f. 2.6 Protective Provision. For so long as the Purchaser or any affiliate of the Purchaser beneficially owns all of the Preferred Shares, the Company and its Board of Directors may not take, cause to be taken, agree to take or enter into any agreement to take any of the following actions, without the holders of the Preferred Shares having the first right-of-refusal: (i) issue any additional preferred stock convertible into shares of Common Stock, (ii) alter or change the rights, preferences or privileges of the Preferred Shares or create (by reclassification or otherwise) any new class or series of shares, or any other security convertible into equity securities, having rights, preferences or privileges senior to or on a parity with the Preferred Shares; (iii) make or take any action or actions that result in (A) any liquidation or dissolution of the Company or (B) merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the stockholders of the Company do not own a majority of the outstanding shares of the surviving corporation or the exclusive licensing of all or substantially all of the Company’s intellectual property that would have a material adverse effect on the Company’s business or financial condition.
     g. 2.7 Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Preferred Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company’s capital stock an amount per Preferred Share equal to the original purchase price of such Preferred Share or the equivalent per share value to other security holders, which ever is greater.
     h.
     i. 2.8 Intentional Acts or Omissions. The Company shall not intentionally perform any act, which if performed, or intentionally omit to perform any act, which if omitted to be performed, would prevent or excuse the performance of any provision of this Agreement or any of the transactions contemplated hereby.
(h) 3. COMPANY REPRESENTATIONS AND WARRANTIES
     (l) In connection with the purchase of the Preferred Shares by the Purchaser, as of each applicable Closing Date, the Company represents and warrants to the Purchaser as follows:
     a. 3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its material contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where such failure to so qualify or be in good standing would not have a material adverse effect on the Company’s business or business prospects.
     b. 3.2 Capitalization. The authorized equity securities of the Company consist of one hundred million (100,000,000) shares of Common Stock and ten million (10,000,000) shares of preferred stock, $.001 par value per share, of which no Preferred were issued and outstanding prior to the Closing. As of the Closing, the Purchaser will be the record and beneficial holder of all the issued and outstanding Preferred Shares. Except as disclosed in its minutes and/or as reported in the Company’s filings with the SEC, there are no outstanding options, warrants, or other securities convertible into shares of the Company’s capital stock, and there are no contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities of the Company was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable Federal and state securities laws.
     c. 3.3 Valid Issuance. Upon execution and delivery by the Company and the Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The Company’s Board of Directors, by the requisite vote of such directors, (i) has determined that the issuance and sale of the Securities hereunder, and the consummation of the transactions contemplated hereby, are in the best interests of the Company and (ii) has approved the issuance of the Securities contained herein. The Company has all necessary legal capacity to enter into this Agreement and to perform its obligations hereunder. The Preferred Shares underlying this Agreement have been duly authorized in accordance with the terms hereof, (i) will be duly and validly authorized, fully paid and non-assessable, free and clear of any taxes, liens, claims, preemptive or similar rights or encumbrances imposed by or through the Company (collectively, “Encumbrances”), (ii) based in part upon the representations of the Purchaser in this Agreement, have been authorized and issued in compliance with all applicable Federal and state securities laws; and (iii) are entitled to all of the rights, preferences and privileges set forth in Exhibit A to this Agreement. The Conversion Shares are duly authorized and reserved for issuance and, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designations, will be duly and validly issued, fully paid and non-assessable, free and clear of any Encumbrances.
     d. 3.4 No Conflict with Transaction. To the best of the Company’s knowledge neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time): (i) breach (A) any provision of any of the Company’s Amended and Restated Articles of Incorporation or Bylaws, as amended, or (B) any resolution adopted by the Board of Directors or the shareholders; (ii) breach or give any governmental body or other person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief to which the Company may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization that is held by the Company or that otherwise relates to the material assets or to the business of the Company; (iv) breach any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material contract of the Company; (v) result in the imposition or creation of any material encumbrance upon or with respect to any of the Company’s material assets; or (vi) result in any shareholder of the Company having the right to exercise dissenters’ appraisal rights. In addition, the Company is not required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.
     e. 3.5 No Existing Conflict. The Company to the best of its knowledge is not in violation of any provisions of its Articles of Incorporation or Bylaws or any other governing document as amended and in effect on and as of the date hereof or in default (and no event has occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any instrument or contract to which it is a party or by which it is bound of any provision of any Federal, state or foreign judgment, writ, decree, order, statute, rule or governmental regulation applicable to the Company, which violation or default could reasonably be expected to have a material adverse effect on the business, properties, operations, financial condition, liabilities, results of operations or prospects of the Company.
     f. 3.6 Financial Statements. The Company has delivered to Purchaser: (i) an audited balance sheet of the Company as at [June 30, 2005] (including the notes thereto, the “Balance Sheet”), and the related audited statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Carver, Moquist & O’Conner, independent certified public accountants; (ii) the audited balance sheets of the Company as at June 30 in each of the fiscal years [2004 and 2005], and the related audited statements of income, changes in shareholders’ equity and cash flows for each of the past three fiscal years then ended, including in each case the notes thereto together with the report thereon of Carver, Moquist & O’Conner, independent certified public accountants; as such information is filed in connection with the Company’s Annual Report on Form 10-K filed with the Commission on October 13, 2005, and (iii) an unaudited balance sheet of the Company as at [December 31, 2005], (the “Interim Balance Sheet”) and the related unaudited statements of income, changes in shareholders’ equity, and cash flows for the three months then ended, including in each case, the notes thereto, certified by the Company’s Chief Financial Officer. Such financial statements provided pursuant to this Section 3.6 fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.6 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting records of the Company

     g. 3.7 Absence of Material Adverse Changes. Since the end of the most recent fiscal quarter for which the Company has filed with the Commission its report on Form 10-Q (or Form 10-K, whichever is most recent), there has been no undisclosed material adverse change and no material adverse development in the business, properties, operations, financial condition, liabilities, results of operations or prospects of the Company. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so.
     h. 3.8 Undisclosed Liabilities. The Company has no liability that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the Commission except for liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business of the Company since the date of the Interim Balance Sheet.
     i. 3.9 Compliance with the Commission and Other Legal Requirements. The Company is in full compliance with all federal, state and local legal requirements as required of a “public company” as applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, and the Company is not aware of any event or circumstance which has a likelihood of threatening such compliance. In addition, the Company has timely filed all reports required under the Exchange Act, unless otherwise granted an extension by the Commission, and, at the time of each filing, such reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated there under and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     j. 3.10 Intellectual Property Rights. The Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its businesses as now conducted. None of the Company’s trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement. The Company does not have any knowledge of any infringement by the Company of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others, and no claim, action or proceeding has been made or brought against, or to the Company’s knowledge, has been threatened against, the Company regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringements; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties.
     k. 3.11 Absence of Litigation. Except as disclosed in the Company’s public filing with the Commission, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or the officers or directors of the Company in their capacities as such.
(i) 4. CONDITIONS TO PURCHASER’S OBLIGATION
     (m) The obligations of the Purchaser to purchase the Preferred Shares are subject to the satisfaction or waiver, prior to the closing:

     a. 4.1 Representation and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all respects on and as of the Closing Date.
     b. 4.2 Performance. The Company shall have performed or fulfilled all agreements, obligations and conditions contained herein required to be performed or fulfilled by the Company as of the Closing Date.
     c. 4.3 Securities Law Compliance. The Company shall have complied with, and the offer and sale of the Securities pursuant to this Agreement shall be effective under, all federal and state securities laws applicable thereto.
     d. 4.4 Approval by the Company’s Board of Directors. The Board of Directors of the Company shall have adopted resolutions authorizing the execution and delivery of this Agreement by the Company, the authorization and issuance of the Preferred Shares, and each of the other documents and transactions contemplated by this Agreement.
     e. 4.5 Applicable Securities Filings. The Company shall make or has made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to the Agreement and in compliance with such laws.
     f. 4.6 Required Consents. All consents, approvals and actions of, filings with and notices to any governmental or regulatory authority or third party necessary to permit the Purchaser and the Company to perform their obligations under the Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given, and shall not be subject to the satisfaction of any condition that has not been satisfied or waived as of the applicable Closing Date.
     g. 4.7 Lack of Pending Orders or Proceedings. There shall not be in effect any order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and there shall not be pending or threatened on the applicable Closing Date any action or proceeding before or by any governmental or regulatory authority that could reasonably be expected to result in the issuance of any such order.
(j) 5. INDEMNIFICATION
     a. 5.1 Company’s Obligations. In consideration of the Purchaser’s execution and delivery of this Agreement and purchase of the Securities, the Company (in addition to its other obligations herein) shall indemnify, defend, protect and hold harmless the Purchaser, and his employees, agents and representatives, (collectively, the “Indemnitees”), from and against any and all actions, causes of actions, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any material misrepresentation or breach of any material representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby, (ii) any material breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or (iii) any cause of action, suit or claim brought or made against such Indemnitee (other than a cause of action, suit or claim which is (A) brought or made by the Company and is not a shareholder derivative suit or (B) to the extent the Purchaser receives material nonpublic information concerning the Company as a result of carrying out any obligations imposed by this Agreement and such cause of action, suit or claim is based upon the Purchaser’s failure to comply with all applicable provisions of Federal securities laws with respect to trading securities of the Company based on such material nonpublic information) and arising out of or resulting from the execution, performance or enforcement of this Agreement.
     b.
     c.

(k) 6. MISCELLANEOUS
     a. 6.1 Survival. The covenants, representations and warranties and indemnification obligations made by the parties herein shall survive the Closing notwithstanding any due diligence investigation made by or on behalf of the Purchaser. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without that provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.
     b. 6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Purchaser may assign its rights and obligations hereunder, in connection with any private sale or transfer of Securities, as long as, a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement.
     c. 6.3 No Reliance. Each party acknowledges that (i) it has such knowledge in business and financial matters as to be fully capable of evaluating this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) it is not relying on any advice or representation of the other party in connection with entering into this Agreement, (iii) it has not received from such party any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the performance of its obligations hereunder, and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this based on its own independent judgment and on the advice of its advisors as it has deemed necessary, and not on any view (whether written or oral) expressed by such party.
     d. 6.4 Injunctive Relief. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Purchaser and that the remedy or remedies at law for any such breach will be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate and specific performance of such obligations without the necessity of showing economic loss.
     e. 6.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Colorado.
     f. 6.6 Term. The term of this Agreement shall be until the Purchaser converts the Preferred Shares underlying this Agreement to shares of Common Stock, or the Preferred Shares are fully redeemed by the Company.
     g. 6.7 Notices. Any notice, demand or request required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) immediately upon receipt when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 5:00 p.m., Mountain time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier; and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

Kolorfusion International, Inc
7347 S. Revere Parkway
Englewood, Co. 80112
Purchaser
Reginald Fowler
6909 W. Ray Road
Chandler, AZ
     h. 6.8 Entire Agreement; Amendments; Waiver. This Agreement and the Exhibit A constitute the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Purchaser.
     6.9 Dispute Resolution. Colorado Law Governs; Submission to Exclusive Personal Jurisdiction of Colorado Courts. The terms and provisions of this Agreement are intended to be and shall be governed, interpreted and construed pursuant to the laws of the State of Colorado. Venue for any legal action relating to the interpretation or enforcement of the provisions of this Agreement or the obligations arising hereunder shall be proper in the State of Colorado. The parties hereby voluntarily submit themselves to the personal jurisdiction of the District Court of Colorado and agree that such forum shall have jurisdiction over the parties pertaining to this Agreement including, but not limited to, matters involving the collection, enforcement and/or interpretation hereof.
     If any provisions hereof are in conflict with any applicable statute or law and are determined to be invalid or unenforceable, then each such provision shall be deemed null and void, but to the extent of such conflict only and without invalidating or affecting the remaining provisions hereof.
     i.
* * * * *
     (n) IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Kolorfusion International, Inc.	Reginald D. Fowler

/s/ Stephen R. Nagel	/s/ Reginald Fowler

Exhibit A
Preferred-Series C-1
Terms and Conditions
     (o) On the Closing Date, as defined below, the Purchaser shall be entitled to the number of Preferred Shares described below, subject to compliance with the terms and conditions of this Exhibit A and the Agreement. Terms not otherwise defined in this Exhibit A shall have the same meaning as set forth in the Agreement.
     1. Closing Date & Issuance. Upon payment of A. below and the assumption of debt by execution of this Agreement by the Purchaser, the Preferred Shares shall be fully paid and non-assessable, with the voting rights described below. The Preferred Shares and the underlying Common Stock shall be equally divisible or expanded if the Company were to forward or reverse split its shares of Common Stock.
     The Purchaser will purchase, and the Company will sell, the Preferred Shares as follows;
     A. Purchaser shall deliver to the Company the sum of $600,000.00, which said sum shall be reduced or paid back to the Purchaser for amounts owed by the Company to the Purchaser or its affiliates.
     B. Purchaser shall assume and hold harmless the Company for its recorded indebtedness due to the inventor (as identified in the Company’s liabilities) in the amount of $655,238.
     2. Conversion Rights-Purchaser. The Purchaser has the right to convert the Preferred Shares to shares of Common Stock in accordance with the following provisions. Purchaser may convert at the ratio of 1 preferred to each 5 common shares for a total of 5,384,615 common shares.
     3. Preferences. The Company has not issued any other preferred stock or other classes of stock with any rights preferential to the rights of the Preferred Shares or having a preferential right to the assets of the Company
     4. Voting Rights. Each Preferred Share shall have the right to vote on a 5:1 basis with the Common Stock in all matters brought before the Company’s shareholders until conversion.
(p) 5. Redemption Rights. The Company may redeem the Preferred Shares from the Purchaser upon thirty (30) days written notice to the Purchaser of its intent to redeem. If the Purchaser elects not to convert the Preferred Shares requested for redemption, then the Company shall pay the Purchaser the full purchase price ($1,255,238) of the Preferred Shares it is redeeming, plus a redemption fee equal to 1% per month for each month the Purchaser held such Preferred Shares prior to the date of redemption, unless otherwise agreed between the parties.
(q) 6. Final Conversion. Purchaser agrees on a best efforts basis to convert the Preferred Stock per the terms of the Offer dated February 7 and the Acceptance dated February 18, 2006 as to settlement with the debt with the inventor as identified in said documents. Unless otherwise extended by the Company, the conversion shall take place prior to the expiration of thirty-six (36) months from the date of the purchase of the Preferred Shares The Purchaser agrees to convert each Preferred Share owned into five (5) shares of the Common Stock with all attending rights of a holder of Common Stock.
(r)

Kolorfusion International, Inc.	Reginald D. Fowler

By: /s/ Stephen R. Nagel	/s/ Reginald Fowler

KOLORFUSION INTERNATIONAL, INC
7347 S. REVERE PARKWAY
CENTENIAL, CO. 80112
303-690-2910 Fax 303-690-4229
To: Reginald Fowler
From: Kolorfusion
Date: March 31, 2006
Dear Mr. Reggie Fowler,
     It is understood that you are entering a Preferred Stock Purchase Agreement with the Company of this same date. Under the terms of the Agreement it is understood that you are assuming the debt of the Company due to the inventor in the amount of $655,238.
     The Chairman of Kolorfusion has advised that Jean-Noel Claveau (“the inventor”) in recent prior discussions has agreed to settle for $100,000 or less. If this settlement cannot be achieved, then it is agreed, at your option, that you may call upon the Company to indemnify for such amounts in excess of the $100,000, which were required for the settlement.
     Agreed this 31st day of March 2006.

/s/ Stephen R. Nagel	/s/ Thomas Gerschman